EXHIBIT 5

Opinion and Consent of Fenwick & West LLP

June 19, 2003

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134-1706

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cisco Systems, Inc., a California corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about June 19, 2003 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,294,124 shares of the Company’s Common Stock (the “Stock”), subject to issuance by the Company upon the exercise of stock options granted under The Linksys Group, Inc. 2002 Stock Option/Issuance Plan and assumed by the Company (the “Plan Options”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Articles of Incorporation, certified by the California Secretary of State on May 31, 2003;

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on May 28, 2003;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)	the minutes of the meeting of the Acquisition Committee of the Company dated March 7, 2003 furnished to us by the Company;

(6)	reports from the Company’s transfer agent dated June 18, 2003 verifying the number of the Company’s issued and outstanding shares of capital stock as of June 17, 2003; and

(7)	the Asset Purchase Agreement dated as of March 19, 2003 by and among the Company , The Linksys Group, Inc., Cisco-Linksys LLC (formerly called Lion Acquisition, LLC), Janie Tsao and Victor Tsao.

June 19, 2003

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due execution and delivery of all such documents where due execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and such additional examination as we consider relevant to this opinion and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and such additional examination. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of California.

Based upon the foregoing, it is our opinion that the 1,294,124 shares of Stock that may be issued and sold by the Company upon the exercise of the Plan Options, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ JEFFREY VETTER
Jeffrey Vetter, a Partner